Exhibit 23.1

MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10Q of Timberjack Sporting Supplies, Inc., for the quarter ended December 31, 2008 of our report dated February 11, 2008, concerning the Company’s balance sheet of Timberjack Sporting Supplies, Inc. as of December 31, 2007, and the related statements of operations, retained earnings, and cash flows for the three months then ended, in accordance with the standards of the Public Company Accounting Oversight Board (United States).

/s/ Moore & Associates, Chartered
Moore & Associates, Chartered
Las Vegas, Nevada
February 23, 2009

6490 West Desert Inn Rd, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501